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                                                                    Exhibit 99.1


                                  [BLYTH LOGO]

CONTACT:                                  FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619

                         BLYTH, INC. ACQUIRES CBK, LTD.
    LEADING DESIGNER AND MARKETER OF PREMIUM EVERYDAY GIFTWARE AND HOME DECOR
         TO COMPLEMENT BLYTH'S EXISTING CREATIVE EXPRESSIONS BUSINESSES

GREENWICH, CT, USA May 13, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and decorative accessories industry, today announced that it has acquired all of the membership interest in CBK, Ltd., LLC, a designer and marketer of premium everyday giftware and home decor, sold under the CBK(TM) brand. The effective date of the acquisition was May 10, 2002.

Blyth purchased the interests in CBK for total cash consideration of approximately $49.5 million. CBK will remain obligated on its indebtedness, including approximately $4.8 million of long-term debt. The purchase price reflects an EBIT multiple in keeping with the Company's practice and objectives. Blyth anticipates CBK's annualized sales to be approximately $80 million and that it will be accretive to its fiscal year 2003 earnings per share.

Commenting on the newest addition to the Blyth family of companies, Robert B. Goergen, Blyth's Chairman and CEO, said, "CBK is a market leader in the large and growing gifts and decorative accessories industry and fits solidly into Blyth's Creative Expressions acquisition strategy. CBK's ability to capitalize on emerging trends and speed product to market with one of the largest employee sales forces in the industry makes it unique among its competitors. Moreover, the members of CBK's strong management team, who will continue in their roles, have delivered a history of significant sales and profit growth over the past five years."

CBK was founded in 1979 by Carl and Robert Kirkland. The Company designs and markets a wide range of products, including metal arts, such as planters, stands and decorative accessories, picture frames, lamps, wicker furniture, garden decor and other giftable products for the home. The CBK(TM) brand is sold by more than 25,000 independent retailers throughout the United States. The Company's products are sourced primarily from Asia. CBK(TM) brand products consistently rank at the top of their competitive categories in point-of-sale surveys conducted by giftware industry publications.

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John H. Dammermann, Vice President, and head of Blyth's Creative Expressions segment, said, "CBK is an ideal addition to our Creative Expressions business as its premium everyday products complement the largely seasonal offerings of Midwest of Cannon Falls. The CBK(TM) brand is respected for its quality and offers the newest trends in home decor to a wide audience at attractive price points."

Randy Eller, CBK's President, joined the Company in 1987 from Russ Berrie and Company, Inc. and held several positions of increasing responsibility in sales and marketing prior to his appointment as President in 1996. Mr. Eller added, "Joining Blyth offers numerous benefits to CBK. We expect that improved operating efficiencies will result from leveraging the resources of Blyth's Global Services Group, particularly for CBK's supply chain management requirements. We would also expect that CBK's strong brand awareness among retailers in the premium channel will help facilitate Blyth's growth in the large giftware and decorative accessories industry."

CBK is headquartered in Union City, Tennessee. Additional information may be found at the Company's website, www.cbkltd.com.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including decorative and seasonal products under the Midwest of Cannon Falls(R) and Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended January 31, 2002 totaled $1,199 million.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to

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recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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